Exhibit 99.1

Coach Reports Second Quarter Earnings Growth of 36% on a Sales Gain of 29%;
                    Ahead of Analysts' Expectations

  Increases FY07 Guidance to $1.71; Up 34% from Prior Year and Ahead of Analysts' Expectations of $1.67


    NEW YORK--(BUSINESS WIRE)--Jan. 23, 2007--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced an increase of 36% in earnings per diluted share to $0.61 for its second fiscal quarter ended December 30, 2006, up from $0.45 per diluted share a year ago. These results were ahead of the analysts' consensus estimate of $0.58 per share.

    In the second quarter, net sales were $836 million, 29% higher than the $650 million reported in the same period of the prior year. Net income rose 31% to $227 million, compared with $174 million in the prior year.

    Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "Our extraordinary second quarter performance demonstrates that Coach has attained a new level of popularity in North America, reflecting the strength of our product and franchise, our position as a gift authority and the rapid expansion of the handbag and accessory category. In addition, our significant profitability improvement highlights our ability to continue to leverage our expenses as our sales base increases."

    Mr. Frankfort added, "It's worth noting that U.S. full price store sales accelerated again this quarter, as we generated the highest level of holiday comparable store sales increases in the company's public history. It was also the 19th consecutive quarter of double-digit comps in retail stores. These exceptional results were driven by all three metrics - conversion, traffic and average transaction size. Further, in U.S. department stores, POS sales rose over 34% from prior year levels in the quarter. Clearly, Coach's share of the fast-growing U.S. premium handbag and women's accessory market continues to expand across all channels. In addition, we're very pleased with the 17% growth in sales in constant currency in Japan this quarter, amid weakening market conditions, as we continue to grow our market share."

    Quarterly operating income totaled $362 million, up 32% from the $274 million reported in the comparable year ago period, while operating margin rose to 43.3%, a 120 basis point improvement from the 42.1% reported for the prior year. During the quarter, gross profit rose 28% to $644 million from $505 million a year ago, while gross margin remained exceptionally high at 77.1% versus 77.6%. SG&A expenses as a percentage of net sales declined 170 basis points to 33.8%, compared to the 35.5% reported in the year-ago quarter.

    For the six months ended December 30, 2006, net sales were $1.4 billion, up 26% from the $1.1 billion reported in the first six months of fiscal 2006. Net income rose to $353 million, up 32% from the $268 million reported a year ago, while earnings per share rose 37% to $0.94 from $0.69.

    Second fiscal quarter sales results in each of Coach's primary channels of distribution grew as follows:

    -- Direct-to-consumer sales increased 34% to $675 million from $504 million last year. U.S. comparable store sales for the quarter rose 25.7%, with retail stores up 20.8% and factory store sales up 33.4%. The continuing exceptional U.S. factory store performance reflects brand saliency, channel strength and the success of a strong merchandise offering. In Japan, sales rose 17% on a constant currency basis, while dollar sales rose 18% due to a slightly stronger yen. Coach achieved mid-single-digit increases in overall comparable location sales. Lastly, Coach again generated excellent sales gains on the Internet, increasing 46% during the second quarter.

    -- Indirect sales rose 10% to $161 million from $146 million in the same period last year. Indirect was driven by significant gains in U.S. wholesale shipments. As planned, international wholesale shipments were curbed to take into account slowing Japanese travel trends in our markets, and to ensure healthy inventory levels.

    During the second quarter of fiscal 2007, the company opened seven North American Coach retail stores and three factory stores, bringing the total to 237 retail stores and 90 factory stores at December 30, 2006. In Japan, Coach opened two new retail locations, closed one and expanded one additional location as well.

    Mr. Frankfort continued, "Across all businesses, handbags and women's accessories sales continued to drive our results. Our key item strategy was very successful, with featured groups and item concepts generating nearly 50% of our holiday sales. Legacy, our newest lifestyle platform, which was inspired by our classic heritage, was the most important initiative during the quarter. It was extremely well received by consumers, elevating our overall brand cachet."

    "In addition, our core handbag groups including Gallery totes, Holiday patchwork and Duffels performed well. New products, such as our $98 multi-function wallet and our pet accessories were the perfect add-on holiday gifts as was our new jewelry offering. In fact, this capsule group, primarily consisting of enamel bracelets, was introduced in a cross section of stores and was an instant success, once again proving that our consumers are willing to give us trial in complementary categories. The strength of our product offering across a very broad range of price points is a reflection of its appeal to our diverse consumer base."

    "Coach is enjoying a very strong January, driven by the enthusiastic response to our transitional and early spring offerings. These introductions include the new Carly handbag group within the Legacy collection, offered in leather, suede and Signature across multiple silhouettes, with iconic elements such as harness detailing and turnlocks. In addition, we updated our Hamptons collection, with a fresh color palette and silhouettes, and introduced new spring accessories," Mr. Frankfort added. For February, we will be introducing an evolved interpretation of Soho, featuring Satchels, and a new group of Signature Stripe handbags and accessories. For March, we will be launching a Coach fragrance in U.S. full price stores and coach.com, as well as a new Hamptons Weekend collection, which will include a distinctive patchwork design and a new striped group."

    "We've never been more excited about the potential for the Coach brand, led by North America, which represents over 70% of Coach sales. First, we see the category continuing to grow at a double digit pace, fueled primarily by a secular shift in consumer purchasing, along with increased retail space being devoted to the category and more entrants
- both driving customer interest. Clearly, as the market leader, we are in an excellent position to further capitalize on these long-term trends."

    "Second, the Coach brand has never been more vibrant. The consistency of our growth across all of our channels and different consumer segments over many years reflects the strength of the franchise. Our diversified and loyal customer base continues to grow while we obtain a larger share of her increasing accessories wardrobe. This is evidenced in all of our reported store metrics, including the growth in new customers entering the Coach franchise from all market segments in both existing and new stores."

    "Taken together, these factors point to a much larger market opportunity - in terms of both addressable market size and in terms of share - than we previously contemplated," Mr. Frankfort concluded.

    The company announced that it now expects to open an incremental 10 retail stores in North America late in the fiscal year, taking the full year total to 40, up from the 30 previously targeted. These additional store openings are a result of the multi-store portfolio deals with mall developers, announced previously. Therefore, this spring Coach will now open a total of about 20 retail stores in the U.S. The company will also be opening about 10 new locations in Japan during the second half, for a full year total of about 20 net new shops.

    The company provided guidance for the second half of the fiscal year, projecting sales of at least $1.24 billion and earnings per diluted share of about $0.77, up about 23% and over 31%, respectively. For the fiscal year 2007, the company expects to generate sales of about $2.63 billion, an increase of nearly 25% from prior year, and earnings per diluted share of about $1.71, representing an increase of 34% from prior year and ahead of the analysts' consensus of $1.67.

    Coach will host a conference call to review these results at 8:30 a.m. (EST) today, January 23, 2007. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, VP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of this call will be available for five business days on the Coach website.

    Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.

    This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.


                             COACH, INC.
----------------------------------------------------------------------
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
----------------------------------------------------------------------
       For the Quarters and Six Months Ended December 30, 2006
                        and December 31, 2005
----------------------------------------------------------------------
                (in thousands, except per share data)
----------------------------------------------------------------------
                             (unaudited)
----------------------------------------------------------------------

                         QUARTER ENDED           SIX MONTHS ENDED
                   ------------------------- -------------------------
                   December 30, December 31, December 30, December 31,
                      2006         2005         2006         2005
                   ------------ ------------ ------------ ------------

Net sales          $   836,387  $   650,336  $ 1,390,238  $ 1,099,287

Cost of sales          191,911      145,660      321,082      253,250
                   ------------ ------------ ------------ ------------

  Gross profit         644,476      504,676    1,069,156      846,037

Selling, general
 and
 administrative
 expenses              282,489      230,734      509,503      426,986
                   ------------ ------------ ------------ ------------

  Operating income     361,987      273,942      559,653      419,051

Interest income,
 net                     7,888        6,990       14,477       12,877
                   ------------ ------------ ------------ ------------

Income before
 provision for
 income taxes          369,875      280,932      574,130      431,928

Provision for
 income taxes          142,402      106,758      221,041      164,139
                   ------------ ------------ ------------ ------------

  Net income       $   227,473  $   174,174  $   353,089  $   267,789
                   ============ ============ ============ ============

Net income per
 share

  Basic            $      0.62  $      0.46  $      0.96  $      0.70
                   ============ ============ ============ ============

  Diluted          $      0.61  $      0.45  $      0.94  $      0.69
                   ============ ============ ============ ============

Shares used in
 computing net
 income per share

  Basic                368,138      380,837      368,346      380,144
                   ============ ============ ============ ============

  Diluted              375,496      390,620      374,775      390,247
                   ============ ============ ============ ============


                             COACH, INC.
----------------------------------------------------------------------
                CONDENSED CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
       At December 30, 2006, July 1, 2006 and December 31, 2005
----------------------------------------------------------------------
                            (in thousands)
----------------------------------------------------------------------
                             (unaudited)
----------------------------------------------------------------------

                                 December 30,   July 1,   December 31,
                                     2006        2006         2005
                                 ------------ ----------- ------------
ASSETS

Cash, cash equivalents and short
 term investments                $   819,923  $  537,565   $  746,012
Receivables                          125,099      84,361      123,045
Inventories                          249,577     233,494      205,042
Other current assets                 144,108     119,062      106,883
                                 ------------ ----------- ------------

Total current assets               1,338,707     974,482    1,180,982

Property and equipment, net          329,324     298,531      229,614
Long term investments                      -           -       25,546
Other noncurrent assets              332,868     353,507      323,021
                                 ------------ ----------- ------------

  Total assets                   $ 2,000,899  $1,626,520   $1,759,163
                                 ============ =========== ============

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Accounts payable                 $    82,094  $   79,819   $   87,732
Accrued liabilities                  328,019     261,835      246,514
Subsidiary credit facilities          14,309           -       13,237
Current portion of long-term
 debt                                    235         170          170
                                 ------------ ----------- ------------

Total current liabilities            424,657     341,824      347,653

Long-term debt                         2,865       3,100        3,100
Other liabilities                     90,479      92,862       48,434

Stockholders' equity               1,482,898   1,188,734    1,359,976
                                 ------------ ----------- ------------

  Total liabilities and
   stockholders' equity          $ 2,000,899  $1,626,520   $1,759,163
                                 ============ =========== ============

    CONTACT: Coach
             Analysts & Media:
             Andrea Shaw Resnick, 212-629-2618
             VP Investor Relations & Corporate Communications